As filed with the Securities and Exchange Commission on March 23, 2005

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LCA-VISION INC.

(Exact name of registrant as specified in its charter)

Ohio	11-2882328

(State of Incorporation)	(I.R.S. Employer Identification No.)

7840 Montgomery Road, Cincinnati, Ohio   45236

(Address of Principal Executive Offices)   (Zip Code)

LCA-VISION INC. 2001 LONG-TERM STOCK INCENTIVE PLAN
(Full Title of the Plan)

Craig P.R. Joffe
Senior Vice President, General Counsel & Secretary
LCA-Vision Inc.
7840 Montgomery Road
Cincinnati, Ohio 45236
(513) 792-9292
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Patricia O. Lowry, Esq.
Taft, Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	maximum	maximum
securities	to be	offering	aggregate	Amount of
to be	registered	price	offering	registration
registered	(1)	per share (2)	price (2)	fee

Common Stock, $.001 par value	937,500 shares	$29.71	$27,853,125	$3278.32

(1)	This registration statement also covers such indeterminable number of additional shares of Common Stock of LCA-Vision, Inc. as may become issuable with respect to all or any of such shares pursuant to antidilution provisions in the plan.

(2)	Inserted solely for purposes of computing the registration fee and based, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the average of the high and low sales prices of the Common Stock on March 16, 2005 on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

     The documents listed below are incorporated by reference into and made a part of this registration statement. In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)	The registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

(c)	The description of the registrant’s Common Stock contained in its registration statement under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.      Description of Securities

     Not applicable.

Item 5.      Interests of Named Experts and Counsel

     Not applicable.

Item 6.      Indemnification of Directors and Officers

     The Bylaws of the registrant generally provide that the registrant shall indemnify each current or former director or officer who is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the registrant, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The registrant shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the registrant. The registrant may, in its discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Bylaws or otherwise.

     Such indemnification is in addition to, and not exclusive of, any other rights to which the indemnified person may be entitled under the Delaware General Corporation Law or the registrant’s Articles of Incorporation or Bylaws or any agreement, vote of shareholders or disinterested directors, or otherwise. The registrant also has policies of insurance which insure officers and directors against certain liabilities and expenses incurred by them in such capacities.

Item 7.      Exemption from Registration Claimed

     Not applicable.

Item 8.      Exhibits

5	Opinion of Counsel
23.1	Consent of Ernst & Young LLP
23.2	Consent of Counsel (included in Exhibit 5)
24	Power of Attorney

Item 9.      Undertakings

     *(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     *(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*Paragraph references correspond to those of Regulation S-K, Item 512.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio as of the 18th day of March, 2005.

LCA-VISION INC.

By:	/s/ Stephen N. Joffe
Stephen N. Joffe Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 18th day of March, 2005.

Signature	Title

/s/ Stephen N. Joffe Stephen N. Joffe	Chairman of the Board, Chief Executive Officer (principal executive officer)

/s/ Alan H. Buckey Alan H. Buckey	Executive Vice President/Finance and Chief Financial Officer (principal financial and accounting officer)

/s/ William O. Coleman	Director

William O. Coleman

/s/ John H. Gutfreund	Director

John H. Gutfreund

/s/ John C. Hassan	Director

John C. Hassan

/s/ Craig P.R. Joffe	Director

Craig P.R. Joffe

/s/ E. Anthony Woods	Director

E. Anthony Woods